Exhibit 10.23
PRIVATE / CONFIDENTIAL
Roald Brouwer
[address]

Amrize Technology Switzerland LLC Grafenauweg 8
CH - 6300 Zug

Employee    Employer

Zug, May 12, 2025

Addendum to Contract of Employment – Relocation Agreement

Dear Roald
Following the discussions in relation to your employment with Amrize in Switzerland (hereinafter referred to as “Amrize”), and your subsequent relocation to Switzerland, we confirm the following addendum to your Contract of Employment.

1.Destination Services
Destination services are provided to help settling in and finding suitable temporary and permanent accommodation in Switzerland. A predefined destination services package will be offered by Amrize’s designated relocation service provider.

2.Travel to Switzerland
Amrize will meet the costs of one-way travel (economy class) for you and your accompanying family members from your home country or alternatively from your current country of residence to Switzerland.
Alternative transportation (e.g. train, car mileage) is reimbursed in accordance with the applicable expense regulations of Amrize. In line with the applicable travel policy of Amrize, reasonable incidental costs during travel such as taxis, buses, trains, etc. are reimbursed via the company’s expense claims tool. Entitlement for paid time off for your relocation to Switzerland will be managed in accordance with the employment regulations of Amrize.

3.Shipment of Personal Effects
The Company pays for the door-to-door shipment of personal effects including transportation insurance from your home country or current country of residence to Switzerland. You will be eligible for a 20-foot // 40-foot container.
Amrize will not pay for the shipment or insurance of unusual items or any items of high value. These items include, but are not limited to, motor vehicles, boats, caravans, wine collections, pianos or other large musical instruments and valuable antiques or paintings. In the event your personal effects are required to be stored temporarily until you can move into your new home in Switzerland, Amrize will pay up to a maximum of 3 months for storage of your personal effects. Amrize will not be responsible for the import duties, fines, insurance costs or other extra costs arising from shipment of such items and any damages incurred.

4.Special Allowance
You will be entitled to a monthly special allowance of CHF 5.000,00 gross from June 2025 - December 2026. The Swiss tax and social security contributions will be at your expense. The allowance is not subject to the pension fund and is not counted to the bonusable salary. In the event your employment with Holcim ends, irrespective of the termination reason, the special allowance will cease as of the termination date.

5.Tax Advisory Services
In order to ensure compliance with local tax laws and to assist in the transition, Swiss tax advisory services will be provided by Amrize’s designated tax service provider. Tax advisory services (arrival tax briefing and annual Swiss tax return filing) in Switzerland will be provided for tax year 2025 and 2026.
Furthermore, to close off any tax matters in the Netherlands, Amrize’s designated tax service provider will also support you with your Netherlands tax return filing in the year of transfer. You are solely responsible for timely submission of required documentation to file your Swiss tax return. Any interest and/or penalties resulting from your failure to submit all required tax returns and documentation on a timely basis is your sole responsibility. Amrize is not liable for any inaccurate or incomplete information given by you.

6.Swiss Tax and Social Security
Any relocation benefits and payments provided under this Relocation Agreement are provided net of Swiss tax and Swiss social security, unless explicitly stipulated differently in this Agreement.
Therefore, if any relocation benefits or payments outlined in this Relocation Agreement may constitute income subject to Swiss taxation and/or Swiss social security, Amrize will bear any Swiss withholding taxes and social security contributions deriving thereon.
In the event that your final personal income tax rate on non-Amrize employment income (i.e. financial income, spousal income, any other form of private income) may be higher due to the payment and provision of relocation benefits under this Agreement, such additional tax costs will be your responsibility.

7.Swiss Health Insurance
Upon registering in Switzerland, you and your accompanying family members will be required by law to enroll in a Swiss health insurance plan that guarantees coverage Taking out a private Swiss health insurance will be your personal responsibility.

8.Reimbursement Provision
In the event that you give notice within the first 24 months after the start of your employment with Amrize in Switzerland, you agree to reimburse the actual relocation costs on a prorated basis.
The amount payable to Amrize is reduced by 1/24 for each month of employment. The actual relocation costs shall be determined by calculating the sum of all relocation benefits and payments agreed and effectively provided under this Agreement (clauses 1 – 5) and any Swiss withholding taxes and Swiss employee social security contributions borne thereon by Amrize.
It is at the discretion of Amrize to offset the amount payable against your salary and other compensation. Should the amount owed by you exceed the outstanding salary payments, you agree to pay the remaining balance to Amrize by no later than 10 calendar days after the termination date of your Swiss employment.

The same principle applies in the event that Amrize terminates the employment due to a gross violation of your contractual obligations or other important reasons in the first 24 months after the start of your Swiss employment. In the event that Amrize terminates the employment due to any other reason (including but not limited to organizational restructuring, termination as a result of retirement, disability, death) the reimbursement provision does not apply.

9.Data Usage
In the course of your relocation, Amrize and a number of third-party service providers, in particular the designated immigration and relocation service providers will collect and process information about you and your working relationship with Amrize, or your spouse, partner or dependents. We refer to such information as “personal data”.
You agree that Amrize may transfer or disclose personal data to other Amrize group companies or to third parties in Switzerland, including third party service providers of Amrize, such as relocation or tax service providers. You acknowledge that such personal data may be stored outside of the European Union.

10.Final provision
The relocation services and benefits offered under this Agreement will not be replaced by other services, nor will they be paid in cash. In the event the agreed services and benefits are not used, they will be forfeited without substitution and irrevocably.

We kindly ask you to confirm your agreement to the terms of this Relocation Agreement by countersigning.
Yours sincerely

/s/ Jan Jenisch                             /s/ Steve Clark

Jan Jenisch    Steve Clark
Group Chief Executive Officer    Chief People Officer

I, Roald Brouwer, agree to the terms of this Agreement:

12 May 2025     /s/ Roald Brouwer
Place, date    Signature